Exhibit 99.1

FOR:	UCBH Holdings, Inc.

CONTACT:	Jonathan H. Downing
Executive Vice President and Chief Financial Officer
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk, Jenifer Kirtland
(415) 896-6820
Media Relations: Steve DiMattia
(917) 620-0590
For Immediate Release
UCBH Holdings, Inc. and China Minsheng Banking Corp., Ltd. Complete
First Phase of Strategic Investment
     SAN FRANCISCO, CALIFORNIA, March 5, 2008 – UCBH Holdings, Inc. (“UCBH”) (NASDAQ: UCBH), the holding company of United Commercial Bank (UCBTM), announced today that it has completed the sale of approximately 5.4 million newly-issued shares of its common stock, or 4.9% of its total outstanding shares as of February 27, 2008, to China Minsheng Banking Corp., Ltd. (“Minsheng”) at a price of $17.79, representing the 90-day average UCBH closing price as of the close on September 28, 2007. The total proceeds to UCBH were $95.7 million. This sale represents the first phase of a strategic agreement between UCBH and Minsheng, announced on October 7, 2007, whereby Minsheng will acquire an aggregate 9.9% ownership interest in UCBH, with a mutual option to increase the ownership to 20.0%.
     “We are very pleased to complete the first investment phase of this historically significant transaction, representing the first time a bank headquartered in Mainland China has successfully made an investment in a U.S.-based bank,” said Thomas S. Wu, Chairman, President and Chief Executive Officer of UCBH Holdings, Inc. “We welcome Minsheng as a long-term stockholder and look forward to a mutually beneficial relationship. Minsheng is a leading financial institution in China with an excellent financial performance track record. We believe our strategic alliance offers significant competitive advantages for both Minsheng and UCBH, better positioning both companies to increase market share by offering customers with expanded lines of products and services.”
     In the second investment phase, which is anticipated to close in 2008, Minsheng will increase its ownership to 9.9% through, at the discretion of UCBH, a combination of the purchase of secondary shares and/or the issuance of primary shares. Any primary shares may be issued at a premium of up to 5.0% above the average UCBH closing price for the 90 trading days preceding the fifth business day prior to the issuance.

     About UCBH Holdings, Inc.
     UCBH Holdings, Inc., with $11.80 billion in assets as of December 31, 2007, is the holding company for United Commercial Bank, a state-chartered commercial bank, which is a leading bank in the United States serving the Chinese communities and American companies doing business in Greater China. Together, the Bank and its subsidiaries, including United Commercial Bank (China) Limited, operate 51 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange counties, eight branches in New York, five branches in metropolitan Atlanta, three branches in New England, two branches in the Pacific Northwest, a branch in Houston, branches in Hong Kong, Shanghai and Shantou, China, and representative offices in Beijing, Guangzhou and Shenzhen, China, and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private client services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance, asset-based financing, cash management, loans guaranteed by the U.S. Small Business Administration, commercial, multifamily and residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     About China Minsheng Banking Corp., Ltd.
     China Minsheng Banking Corp., Ltd. is a joint-stock commercial bank established in the People’s Republic of China in 1996 with a current market capitalization of $27.6 billion. Minsheng is publicly traded on the Shanghai Stock Exchange. With $125.9 billion in total assets as of December 31, 2007, Minsheng maintains 327 branch outlets and 1,370 ATM locations in China. The scope of services offered by Minsheng include: full retail and commercial deposit services, short-, medium- and long-term loans, entrusted loans, domestic and international settlement, receivable financing, issuing financial institution bonds, acting in the capacity of agent to issue, settle and underwrite government bonds, trading bonds issued by financial institutions, government and corporations, inter-bank borrowing and lending; foreign exchange trading, trading other derivative financial instruments for the bank or on behalf of its customers, letters of credit and financial guarantees, complete wire services, and insurance products, safe deposit box service, credit cards and fiduciary service for national social insurance funds. For additional information, visit the web site for China Minsheng Banking Corp., Ltd. at www.cmbc.com.cn.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
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